Exhibit 23.3

FLETCHER SPAGHT, INC.

September 29, 2006

Board of Directors

Achillion Pharmaceuticals, Inc.

300 George Street

New Haven, CT 06511-6624

Dear Board Members:

We hereby consent to the use of our firm’s name, Fletcher Spaght, Inc. (“Fletcher Spaght”), in this amendment no. 5 to the Registration Statement on Form S-1, and any further amendments thereto, filed by Achillion Pharmaceuticals, Inc., as well as the references to and summary of our valuation report (the “Report”) included therein. We also consent to the use of our firm’s name and the references to our Report in this Registration Statement on Form S-1 filed by Achillion Pharmaceuticals, Inc., and any amendments thereto, under the caption “Experts”.

Very truly yours,

/s/ Fletcher Spaght, Inc.

Fletcher Spaght, Inc.

222 BERKELEY STREET        BOSTON, MA        (617) 247-6700        FAX (617) 247-7757